                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

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Check the appropriate box:

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[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (2)  Aggregate number of securities to which transaction applies:

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

                        CINEMASTAR LUXURY THEATERS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 27, 1999

TO THE STOCKHOLDERS OF CINEMASTAR LUXURY THEATERS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CinemaStar Luxury Theaters, Inc. (the "Company") will be held on Wednesday, October 27, 1999 at 10:00 a.m. local time at the Ultraplex 10 at University Village, University Village Plaza, 1201 University Avenue, Riverside, California 92507, for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected and qualified;

2. To approve a reduction in the number of authorized shares of Common Stock, $0.01 par value from 60,000,000 to 20,000,000;

3. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending March 31, 2000; and

4. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 24, 1999 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such shareholder returned a proxy card.

                       BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Norman Dowling
                     ---------------------------------------
                                 NORMAN DOWLING

                                    SECRETARY

San Diego, California
September 29, 1999

                        CINEMASTAR LUXURY THEATERS, INC.

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 27, 1999

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed Proxy is solicited on behalf of the Board of Directors of CinemaStar Luxury Theaters, Inc. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Wednesday, October 27, 1999, at 10:00 A.M. local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Ultraplex 10 at University Village, University Village Plaza, 1201 University Avenue, Riverside, California 92507.

The Company's principal executive offices are located at 12230 El Camino Real, Suite 320, California 92130. The Company's telephone number at that location is
(858) 509-2777. The Company also has executive offices at 327 Congress Avenue, Suite 350, Austin, Texas 78701. The telephone number at that location is (512) 476-2995.

This Proxy contains information that was also included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 10, 1999.

SOLICITATION

These proxy solicitation materials, furnished by the Company, were mailed on or about September 29, 1999 to all stockholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's common stock ("Common Stock"). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use, by delivering to the Company at 12230 El Camino Real, Suite 320, California 92130 (Attention: Mr. Norman Dowling, Secretary), a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting of stockholders and voting in person.

VOTING

Stockholders of record at the close of business on September 24, 1999 will be entitled to vote at the meeting. As of that date, 3,864,986 shares of common stock, par value $.01 per share, of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. A plurality of the votes cast at the meeting is required to elect directors. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

RECORD DATE AND SHARE OWNERSHIP

Only stockholders of record at the close of business on September 24, 1999 are entitled to notice of and to vote at the meeting and any adjournment(s) thereof. As of the record date, 3,864,986 shares of the Company's Common Stock were issued and outstanding.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than July 15, 2000 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

NOMINEES

The Company's bylaws currently provide for between four and seven directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Assuming a quorum is present, the six nominees for director receiving the greatest number of votes cast at the Annual Meeting will be elected. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his or her successor has been elected and qualified.

The names of the nominees and the executive officers and certain other information about them as of August 31, 1999 are set forth below:

NAME                            PRINCIPAL OCCUPATION                                          AGE
- ----                            --------------------                                          ---
Jack R. Crosby                  Director; Chairman of the Board of Directors and Chief         73
                                Executive Officer

Frank J. Moreno                 Director; President and Chief Operating Officer                59

Jack S. Gray, Jr.               Director; Vice Chairman of the Board of Directors              42

Thomas G. Rebar                 Director and Member of the Compensation and Audit              36
                                Committees

Wayne B. Weisman                Director and Member of the Compensation and Audit              43
                                Committees

Winston J. Churchill            Director and Member of the Compensation Committee              59

Norman Dowling                  Chief Financial Officer, Vice President and Secretary          37

Neil R. Austrian, Jr.           Executive Vice President                                       34

JACK R. CROSBY has been Chairman of the Board of Directors of the Company since December 1997 and Chief Executive Officer of the Company since February 1998. Mr. Crosby was Chairman of Board of Directors of Tescorp, Inc., a publicly traded company which owns and operates cable television systems in Argentina ("Tescorp"), since its inception in 1980, and was Chief Executive Officer from 1991 until it was sold in February 1998. Mr. Crosby is the General Partner of Rust Group, L.P., a Texas limited partnership holding certain of Mr. Crosby's business assets, and he is the president of Rust Investment Corp., the general partner of Rust Capital, Ltd. ("Rust Capital"), an investment limited partnership with its headquarters in Austin, Texas. Mr. Crosby presently serves as a director of Prime Venture I, a cable television enterprise. Mr. Crosby also serves as a director of two other publicly traded companies: National Dentex Corporation, a manufacturer of dental appliances, and DSI Toys, Inc., a toy manufacturer and distributor. From 1982 through early 1985, he served as a director of Orion Pictures. As a principal of Rust Group, L.P., Mr. Crosby participated in the purchase of selected motion picture theaters from Wometco Theaters, Inc. in 1990 before selling them in 1994.

FRANK J. MORENO has been a Director of the Company since April 1998 and President and Chief Operating Officer of the Company since February 1998, and served as a consultant to the Company in December 1997 through February 1998. Prior to joining the Company, Mr. Moreno was the President and Chief Executive Officer of Theater Acquisitions L.P., a privately-owned company formed by Jack Crosby and Mr. Moreno in 1990 to purchase selected movie theaters in Florida and Puerto Rico from Wometco Enterprises Inc. Under Moreno's leadership, Theater Acquisitions L.P. expanded the circuit and significantly increased its operating performance before being sold in 1994. Mr. Moreno has significant experience in the movie exhibition industry.

JACK S. GRAY, JR. has been a Director and Vice Chairman of the Board of Directors of the Company since April 1998. Prior to that, he served as President and Chief Operating Officer of Tescorp, Inc., a NASDAQ traded company, from March 1991 until February 1998. Mr. Gray has acted as partner, officer and/or director of Rust Group, L.P. and/or its affiliates since 1985.

THOMAS G. REBAR has been a Director and Member of the Compensation and Audit Committees of the Company since December 1997 and served as Secretary of the Company from April 1998 to November 1998. Mr. Rebar is a Partner of SCP Private Equity Management, L.P., the general partner of SCP Private Equity Partners, L.P., a private equity investment fund ("SCP"), which position he has held since June 1996. From 1989 until joining SCP in 1996, Mr. Rebar served as Senior Vice President of Charterhouse, Inc., an investment banking firm. Prior to joining Charterhouse, Inc., Mr. Rebar was a member of the corporate finance department at Bankers Trust Company.

WAYNE B. WEISMAN has been a Director and Member of the Compensation and Audit Committees of the Company since December 1997. Mr. Weisman has been a Partner of SCP Private Equity Management, L.P., the general partner of SCP, since the inception of SCP in 1996. Since 1991, Mr. Weisman has served as Vice President of CIP Capital Management, Inc., the general partner of CIP Capital, L.P., a small business investment company, or in a similar capacity in the predecessors to such entities. From 1992 to 1994, he served as a director and Executive Vice President of Affinity Biotech. Inc., and Vice President and General Counsel of its successor, IBAH, Inc. From 1987 to 1990, Mr. Weisman ran an independent investment management and advisory firm. He formerly practiced law with the Philadelphia firm of Saul, Ewing, Remick & Saul.

WINSTON J. CHURCHILL has been a Director and Member of the Compensation Committee of the Company since December 1997. Mr. Churchill has been a Managing General Partner of SCP Private Equity Management, L.P., the general partner of SCP, since SCP's inception in 1996. Mr. Churchill founded Churchill Investment Partners, Inc. in 1989 and CIP Capital, Inc. in 1990, each of which is an investment and venture capital fund, and continues to be a principal of each. From 1989 to 1993 he served as Chairman of the Finance Committee of the $24 billion Pennsylvania Public School Employees' Retirement System. From 1984 to 1989, Mr. Churchill was a general partner of Bradford Associates, a private investment firm in Princeton, New Jersey. Prior to that time, he practiced law at the Philadelphia firm of Saul, Ewing, Remick & Saul for 16 years and was a member of its executive committee. Mr. Churchill is a member of the Board of Directors of Freedom Securities Corp., a brokerage and investment banking firm, Griffin Land & Nurseries, Inc. and Amkor Technology, Inc.

Directors are elected by the stockholders at each annual meeting to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Board of Directors elects the Company's officers and such officers serve at the discretion of the Board of Directors of the Company. There are no family relationships among the officers or directors of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL THE NOMINEES.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held a total of three meetings during the fiscal year ended March 31, 1999. The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

The Audit Committee of the Board of Directors currently consists of directors Rebar and Weisman. The Audit Committee met three times during the fiscal year ended March 31, 1999. The Audit Committee recommends engagement of the Company's independent auditors, and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

The Compensation Committee of the Board of Directors currently consists of directors Churchill, Rebar and Weisman. The Compensation Committee met three times during the fiscal year ended March 31, 1999. The Compensation Committee establishes the compensation for the Company's executive officers, including the Company's Chief Executive Officer.

No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors that he was eligible to attend.

COMPENSATION OF DIRECTORS

Prior to June 3, 1995, directors received no cash compensation for serving on the Board of Directors. In June 1995, the Board of Directors approved payment of $1,000 per director for each meeting attended. On April 29, 1998, the Board of Directors approved payment of $1,000 per director for each meeting, or committee meeting, attended; provided such director does not draw a salary from the Company in his or her capacity as an employee of the Company.

In the fiscal year ended March 31, 1998, Russell Seheult received $52,000 in consulting fees. In August 1994, the Company entered into a five year consulting agreement with Mr. Seheult which was extended in December 1996 for five years from December 1996. Mr. Seheult was granted options to purchase 25,179 shares of Common Stock at an exercise price of $17.85 per share in July 1994. On December 16, 1997, Mr. Seheult resigned as a director and ceased providing consulting services. As a result, all of Mr. Seheult's options have expired and the Company has stopped making payments under the consulting agreement. Mr. Seheult remains as a guarantor on certain of the Company's long-term theater leases.

EXECUTIVE OFFICERS

NORMAN DOWLING has served as Vice President of the Company since December 1997 and as Chief Financial Officer since November 1997. Mr. Dowling served as Assistant Secretary of the Company from November 1997 until November 1998 and has served as Secretary of the Company since November 1998. Prior to that, Mr. Dowling served as Director of Finance of Advanced Marketing Services, Inc., a publicly traded distributor of books and media products, from October 1993 until November 1997, and as Controller and then Director of Development and Acquisitions of Medical Imaging Centers of America, Inc. from May 1990 until October 1993. Mr. Dowling's professional experience also includes six years with the public accounting firm, Ernst & Young.

NEIL R. AUSTRIAN, JR. has served as Executive Vice President of the Company since April 1998. He has been a partner of the Rust Group, L.P. since March 1998. Prior to that, he served as Chief Financial Officer and Senior Vice President of Tescorp from August 1997 until February 1998, and as Vice President of Tescorp from October 1994 until August 1997. Mr. Austrian was also an associate of Rust Capital, Ltd. from October 1988 until October 1994.

PROPOSAL NO. 2

TO APPROVE A REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, $0.01 PAR VALUE, FROM 60,000,000 TO 20,000,000 SHARES

Related to the Company's previous one-for-seven reverse stock split and re-incorporation in the State of Delaware (as discussed more fully herein below at page 7), the Company's Board of Directors has determined that it is in the best interests of the Company to reduce the number of shares of Common Stock that are authorized for issuance by the Company. Delaware, the state in which the Company is incorporated, assesses franchise taxes on the basis of the number of authorized shares. As a result, the proposed reduction in the Company's authorized shares will cause approximately a two-thirds reduction in annual franchise taxes payable to the State of Delaware.

The Company proposes to amend its Certificate of Incorporation to reduce the number of authorized shares of Common Stock to 20,000,000 shares of Common Stock. As of the record date, there were 3,864,986 shares of the Company's Common Stock issued and outstanding. In addition, as of that date there were issued or issuable warrants to purchase 2,852,264 shares of Common Stock and options to purchase 211,643 shares of Common Stock.

The Company believes that reducing the number of shares of Common Stock authorized will enable it to realize an approximate two-thirds annual savings in Delaware franchise taxes at no material disadvantage to the Company. As a result of such reduction, relatively fewer authorized shares would be available for issuance in connection with future sales of equity or equity issuances in acquisition transactions.

The Board of Directors believes that following this reduction in authorized shares, a sufficient number of authorized but unissued shares of Common Stock will be available for equity offerings and acquisitions as such opportunity arise in the future, as well as for the issuance of Common Stock pursuant to the exercise of stock options and warrants to purchase Common Stock.

The Board believes that the tax savings from the reduction in authorized shares outweighs any need to have a large number of authorized shares available for issuance. The reduction in the number of authorized shares of Common Stock will not affect the number of shares held by existing stockholders or the rights attendant to those shares.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required for the approval of the amendment of the Company's Certificate of Incorporation to reduce the number of authorized shares of Common Stock of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL NO. 3

        RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT

           PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED MARCH 31, 2000

The Board of Directors has appointed the firm of Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending March 31, 2000, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Board of Directors will reconsider its selection.

On April 16, 1998, the Company dismissed BDO Seidman, LLP as its independent public accountants. Such dismissal was approved by the Company's Audit Committee. In connection with the audits for the fiscal years 1996 and 1997 and through April 16, 1998, there have been no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO Seidman, LLP would have caused them to make reference thereto in their report on the consolidated financial statements for such years. The Company engaged Arthur Andersen LLP as its new independent public accountants as of April 16, 1998. The audits for the fiscal years ended March 31, 1998 and 1999 have been completed by Arthur Andersen LLP.

Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company has outstanding voting securities consisting of only Common Stock, of which 3,864,986 shares were outstanding as of the close of business on August 31, 1999. The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of the close of business day on August 31, 1999 as to (a) each director, (b) each executive officer identified in the Summary Compensation Table, (c) all executive officers and directors of the Company as a group, and (d) each person known to the Company to beneficially own five percent or more of the outstanding shares of Company's common stock.

                                                                     As of August 31, 1999
                                                               ------------------------------
                                                                 Number of       Percent of
Title of Class              Beneficial Owner(1)                  Shares(2)        Class(2)
- --------------              -------------------                ------------      ----------
DIRECTORS AND
EXECUTIVE OFFICERS:
Common                      Jack R. Crosby                     25,000(3)(4)            *
Common                      Frank J. Moreno                    31,310(5)               *
Common                      Jack S. Gray, Jr.                  23,313(6)               *
Common                      Thomas G. Rebar                    -0-                    -0-
Common                      Wayne B. Weisman                   -0-                    -0-
Common                      Winston J. Churchill               3,385,648(7)          74.9%
Common                      Norman Dowling                     4,762(8)                *
Common                      Neil R. Austrian, Jr.              22,784(9)               *

                            ALL CURRENT DIRECTORS AND          3,492,816(10)         75.8%
                            EXECUTIVE OFFICERS AS A GROUP
                            (8 PERSONS)

FIVE PERCENT SHAREHOLDERS:

Common                      CinemaStar Acquisition Partners,   3,117,594(11)         73.3%
                            L.L.C. ("CAP")
Common                      SCP Private Equity Partners,       3,385,648(7)          74.9%
                            L.P. ("SCP")

 * Items marked with an asterisk comprise less than 1% of the total outstanding stock of the Company.

(1) The address of each of Messrs. Moreno and Dowling is c/o the Company at 12230 El Camino Real, Suite 320, San Diego, California 92130. The address of each of Messrs. Crosby, Gray and Austrian is c/o Rust Capital, Ltd., 327 Congress Avenue, Suite 350, Austin, Texas 78701. The address of each of Messrs. Churchill, Rebar and Weisman and SCP Private Equity Partners, L.P. and CinemaStar Acquisition Partners, L.L.C. is c/o SCP Private Equity Partners, L.P., 435 Devon Park Drive, Building 300, Wayne, Pennsylvania 19087.

(2) Shares of Common Stock which a person has the right to acquire within 60 days are deemed outstanding in calculating the percentage ownership of such person, but are not deemed outstanding as to any other person. Percentages are calculated based on 3,864,986 shares of common stock issued and outstanding as of August 31, 1999.

(3) Includes 10,714 shares owned by Rust Capital, L.P., with respect to which Mr. Crosby has voting control.

(4) Includes 14,286 options, granted under the 1997 Option Plan, to acquire the Company's Common Stock, exercisable within sixty days from August 31, 1999.

(5) Includes 23,810 options, granted under the 1997 Option Plan, to acquire the Company's Common Stock, exercisable within sixty days from August 31, 1999.

(6) Includes 7,143 options, granted under the 1997 Option Plan, to acquire the Company's Common Stock, exercisable within sixty days from August 31, 1999, and warrants to purchase 14,741 shares of Common Stock held by the wife of Mr. Gray.

(7) Includes 2,729,819 shares owned by CAP, warrants to CAP to purchase 387,776 shares, warrants to purchase 147,408 shares held by SCP and warrants to purchase 120,646 shares held by SCP, each with respect to which Mr. Churchill has voting and investment control.

(8) Includes 4,762 options, granted under the 1997 Option Plan, to acquire the Company's Common Stock, exercisable within sixty days from August 31, 1999.

(9) Includes Warrants to Reel Partners, LLP to purchase 14,741 shares of common stock (held by Mr. Austrian as transferee). Includes 7,143 options, granted under the 1997 Option Plan, to acquire the Company's Common Stock, exercisable within sixty days from August 31, 1999.

(10) Includes 2,729,819 shares owned by CAP, warrants to CAP to purchase 387,776 shares, warrants to purchase 147,408 shares held by SCP and warrants to purchase 120,646 shares held by SCP, each with respect to which Mr. Churchill has voting and investment control. Includes Warrants to Reel Partners, LLP to purchase 14,741 shares of common stock (held by Mr. Austrian as transferee). Includes warrants to purchase 14,741 shares of Common Stock held by the wife of Mr. Gray.

(11) Includes 2,729,819 shares owned by CAP and warrants to CAP to purchase 387,776 shares.

ONE-FOR-SEVEN REVERSE STOCK SPLIT AND DELAWARE REINCORPORATION

The Company completed a one-for-seven reverse stock split of its Common Stock, effective December 2, 1998. The reverse stock split affects the Company's Common Stock and all options and warrants that are convertible into the Company's Common Stock. The number of shares of the Company's Common Stock outstanding prior to the reverse stock split was 27,054,902 and after the reverse stock split is 3,864,986. All references to shares in this proxy statement have been restated to reflect the one-for-seven reverse stock split. The Company reincorporated in Delaware effective December 1, 1998. As a result, the Company's common stock now has a par value of $0.01. Previously the Company's common stock had no par value.

The reverse stock split also amends the terms of the Company's Redeemable Warrants and Class B Redeemable Warrants. After giving effect to the reverse stock split, the number of outstanding and issuable Redeemable Warrants for Common Stock, with a maturity date of February 6, 2000 under the trading symbol "LUXYW," remains at 4,648,562. The total number of shares of Common Stock for which such warrants will be exercisable is approximately 1,568,704. The number of shares of Common Stock exercisable per each warrant is 0.33746 shares per warrant. The price per share upon exercise of the warrants is $17.78.

The number of outstanding and issuable Class B Redeemable Warrants for Common Stock, with a maturity date of September 15, 2001 under the trading symbol "LUXYZ," is 226,438. The total number of shares of Common Stock for which such warrants will be exercisable is approximately 76,183. The number of shares of Common Stock exercisable per each Class B warrant is 0.33644 shares per warrant. The price per share upon exercise of the warrants is $19.32.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning compensation of the chief executive officer and all other executive officers of the Company whose salary and bonus exceeded an annual rate of $100,000 during the fiscal year ended March 31, 1999 or is expected to exceed $100,000 in fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                            Long Term
                                                                                           Compensation
                                                   Annual Compensation                        Awards
                                -------------------------------------------------------    ------------
                                Fiscal                                      All Other       Securities
Name and                        Year                                          Annual        Underlying
Principal Position              Ended      Salary          Bonus           Compensation    Options/SARs
- ------------------              ------     ------          -----           ------------    ------------
                                                                               (3)
CURRENT EXECUTIVE OFFICERS:

Jack R. Crosby                    1999     $161,538(2)     $0(1)                           0
Chairman of the Board of          1998     $0              $0                              71,429(1)
Directors and Chief Executive     1997     $0              $0                              0
Officer

Frank J. Moreno                   1999     $254,806(4)     $20,000(1)       $32,988(3)     0
President and Chief Operating     1998     $57,531 (4)     (5)                             71,429(1)
Officer                           1997     $0              $0                              0
                                                           $0

Norman Dowling                    1999     $109,326(6)     $12,500(1)                      7,143 (1)
Chief Financial Officer, Vice     1998     $36,345         (5)                             14,286(1)
President and Secretary           1997     $0              $0                              0
                                                           $0

Jack S. Gray, Jr.                 1999     $92,308(2)      $0(1)                           42,857(1)
Vice Chairman of the Board of     1998     $0              $0                              0
Directors                         1997     $0              $0                              0

Neil R. Austrian, Jr.             1999     $92,308(2)      $0(1)                           28,571(1)
Executive Vice President          1998     $0              $0                              0
                                  1997     $0              $0                              0

- --------------------

(1) Pursuant to their stock option agreements, each of the current executive officers is entitled to a bonus, payable when the applicable tax payment is due, equal to the difference in the amount of federal income tax the executive officer is required to pay upon exercising his options if, and to the extent, such options had been considered incentive stock options for federal income tax purposes.

(2) Pursuant to Compensation Committee and Board of Directors consents, each dated April 29, 1998, Jack R. Crosby is to receive an annual salary of $175,000, Jack S. Gray, Jr. is to receive an annual salary of $100,000 and Neil R. Austrian, Jr. is to receive an annual salary of $100,000.

(3) Perquisites and other personal benefits did not in the aggregate reach the lesser of $50,000 or 10% of the total of annual salary and bonus reported in this table for any named executive officer, except Frank J. Moreno for whom relocation expenses of $32,988 were paid or reimbursed by the Company, pursuant to the terms of his employment contract.

(4) Includes salary and consulting fees paid. Pursuant to the Employment Agreement by and between the Company and Frank J. Moreno, dated April 29, 1998, Mr. Moreno is to receive an annual salary of $250,000.

(5)   Pursuant to the Employment Agreement by and between the Company and Frank
      J. Moreno, dated April 29, 1998, and the

      Employment Agreement by and between Norman Dowling and the Company dated June 18, 1998 (and amended effective February 19, 1999), Mr. Moreno and Mr. Dowling may be awarded bonus compensation at the discretion of the Board of Directors.

(6) Pursuant to the Employment Agreement by and between the Company and Norman Dowling dated June 18, 1998 (and amended effective February 19, 1999), Mr. Dowling's annual salary increased to $120,000 from $105,000.

                                  STOCK OPTIONS

The following table sets out the stock options that were granted to the executive officers identified in the Summary Compensation Table during the fiscal year ended March 31, 1999:

                        OPTION GRANTS DURING FISCAL 1999

                                 Number of
                                Securities
                                Underlying       % of Total Options        Exercise or
                                  Options       Granted to Employees           Base         Expiration
Name                              Granted         in Fiscal Year           Price ($/Sh)        Date
- ----                            ----------      --------------------      -------------     ----------
Jack S. Gray, Jr.                 42,857                51.7%             $5.75 - $6.13     12/15/07 -
                                                                                              3/6/09
Neil R. Austrian, Jr.             28,571                34.5%             $5.75 - $6.13     12/15/07 -
                                                                                              3/6/09
Norman Dowling                     7,143                8.6%                  $5.75           3/6/09

OPTION EXERCISES IN FISCAL 1999 AND YEAR-END OPTION VALUES

The following table sets forth information concerning stock options which were exercised during, or held at the end of, fiscal 1999 by the executive officers named in the Summary Compensation Table:

                  OPTION EXERCISES AND YEAR-END VALUE TABLE(1)

                                                      Number of Unexercised
                             Shares                  In-the-Money Options at          Value of Unexercised
                            Acquired                Options at Fiscal Year End         Fiscal Year End(2)
                               on        Value     ----------------------------   ----------------------------
Name                        Exercise    Realized   Exercisable    Unexercisable   Exercisable    Unexercisable
- ----                        --------    --------   -----------    -------------   -----------    -------------
Jack R. Crosby (3)             0           $0         14,286         28,572            $0             $0
Frank J. Moreno                0           $0         23,810         47,619            $0             $0
Jack S. Gray, Jr.              0           $0         7,143          35,714            $0             $0
Neil R. Austrian,Jr.           0           $0         7,143          21,428            $0             $0
Norman Dowling                 0           $0         4,762          16,667            $0             $0

- --------------------

(1) There were no option exercises during fiscal 1999.

(2) Valued based on an assumed price of $5.00 per share of common stock.

(3) Of Mr. Crosby's options, 28,572 were cancelled during the fiscal year and are not reflected in the above table.


STOCK OPTIONS

In December 1997, the Company adopted the CinemaStar Luxury Theaters, Inc. Stock Option Plan (the "1997 Option Plan") under which a maximum of 412,280 shares of Common Stock may be issued pursuant to incentive and non-qualified stock options grants to officers, key employees or consultants of the Company. As of March 31, 1999, there were 211,643 options issued and outstanding under the 1997 Option Plan.

The 1997 Option Plan is administered by a committee comprised of three (3) members of the Board of Directors (or such other number as determined by the Board of Directors) and shall be comprised of such number of "disinterested persons" as is necessary to meet the requirements of Rule 16b-3 of the Exchange Act and such number of "outside directors" as is necessary to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. This committee has authority to determine employees to whom options will be granted, the timing and manner of grants of options, the exercise price, the number of shares covered by and all of the terms of options, and all other determinations necessary or advisable for administration of the 1997 Option Plan. The 1997 Option Plan was approved by a vote of shareholders at the annual meeting of shareholders on November 17, 1998.

The exercise price for the shares subject to any incentive stock option granted under the 1997 Option Plan shall not be less than 100% of the fair market value of the shares of common stock of the Company on the date the option is granted. No option shall be exercisable after the earliest of the following: the expiration of 10 years after the date the option is granted; three months after the date the optionee's employment with the Company terminates, if termination is by the Company for any reason without cause, immediately upon the voluntary termination by the optionee of the optionee's employment with the Company or the termination of the optionee's employment with the Company by the Company for cause; or one year after the date the optionee's employment terminates, if termination is a result of death or permanent disability. The vesting schedule for options issued under the 1997 Option Plan is determined by the committee. All options granted to date under this Plan vest over a three-year period beginning December 16, 1997, with full acceleration on a change in control.

In July 1994, the Company adopted the CinemaStar Luxury Theaters, Inc. Stock Option Plan (the "1994 Option Plan") under which a maximum of 83,929 shares of Common Stock of the Company could be issued pursuant to incentive and non-qualified stock options granted to officers, key employees or consultants of the Company. Most of the options granted under this 1994 Option Plan have expired or been terminated. Pursuant to a Board of Directors consent, any outstanding options under the 1994 Option Plan have been transferred to the 1997 Option Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

John Ellison, Jr., Alan Grossberg and Russell Seheult (and Jerry Willits with respect to the lease of the Chula Vista 10, and Eileen Seheult the former wife of Russell Seheult, with respect to certain lease and bank obligations incurred or guaranteed by Mr. and Ms. Seheult on behalf of the Company) have personally guaranteed, on a joint and several basis, all significant obligations of the Company pursuant to its theater leases and certain loans. Certain of these obligations of the Company are secured by real or personal property pledged by such individuals. The Company, pursuant to the Settlement Agreement described below, has agreed to use its reasonable best efforts to obtain the releases of Mr. Ellison, Mr. Willits and Mr. Grossberg from their obligations under any personal guarantees made for the benefit of the Company or its entities. To date, no such releases have been obtained. See "Executive Compensation -- Employment and Consulting Agreements." As of March 31, 1999, such guaranteed obligations involved aggregate future payments by the Company of $118,000,000.

CinemaStar Luxury Theaters, S.A. de C. V. ("CinemaStar International"), incorporated in Mexico in July 1994, was a 75%-owned subsidiary until December 1998. The remaining 25% ownership interest in CinemaStar International was held by Atlantico y Asociados S.A. de C.V., a Mexican corporation until December, 1998 when the Company acquired the remaining 25% ownership. CinemaStar International leases and operates the Plaza Americana 10 facility in Tijuana. CinemaStar International leases equipment and obtains technical services and support from the Company, in each case for payment that the Company believes is fair value.

The Company incurred in fiscal 1998 an expense of $1,056,224 in connection with the settlement of certain management contracts previously entered into with four former officers and directors of the Company and the settlement of certain other matters amongst the parties. The Company effected the settlement by making aggregate cash payments of $875,000, forgiving outstanding loans and remaining as guarantor on a personal loan. The settlement agreement also contains mutual general releases of the parties with respect to all prior known and unknown claims.

In April 1996, John Ellison, Jr. and Russell Seheult jointly obtained a personal line of credit with Union Bank of California. From April 1996 until June 1997, Mr. Seheult and Mr. Ellison borrowed funds under the line of credit and advanced certain of the funds to the Company. Pursuant to an arrangement between the Company and Union Bank, payments on the loan were made directly to Union Bank by the Company. In early June 1997, such line of credit was not renewed by Mr. Ellison and Mr. Seheult and, as a result, Union Bank withdrew from the Company's account approximately $99,000, the outstanding principal balance of the line of credit as of the date of termination. On June 19, 1997, Messrs. Ellison and Seheult entered into a Business Note with Union Bank in the aggregate principal amount of $99,043 the proceeds of which were remitted to the Company. Such note bore interest at a rate of 10.25% per annum and called for 60 equal payments of interest and principal of approximately $2,100 per month. Pursuant to the Settlement Agreement described above, the Company agreed to assume Mr. Ellison's obligations under such note. See "Employment and Consulting Agreements." This loan has been paid in full with interest by the Company.

Pursuant to the terms of a loan agreement, dated April 1, 1996, between the Company and John Ellison, Jr., the Company agreed to loan the sum of $1,000 per week to Mr. Ellison commencing on Friday, April 5, 1996. As of January 2, 1998, the outstanding balance of principal on such loan was $92,000, plus interest. Pursuant to the Settlement Agreement described above, the Company agreed to release Mr. Ellison's obligations with respect to these loans. See "Employment and Consulting Agreements."

The Company made loans in the principal amount of $19,500 to Jon Meloan from July 1996 through February 1997. As of March 31, 1997, Mr. Meloan executed a promissory note, dated March 31, 1997, in the principal amount of $21,095, which represents the total principal amount of such loans with accrued interest at a rate of 8% per annum through the date of such note. Such note was due and payable in full on August 15, 1998. As of March 26, 1998, the outstanding balance of principal and interest on such note was $21,095, from which the Company agreed to release Mr. Meloan pursuant to the Settlement Agreement described above. In addition, the Company also agreed, pursuant to the Settlement Agreement, to assume the obligations of Mr. Meloan with respect to a loan in the aggregate principal amount of $22,600 made by a bank to Mr. Meloan. See "Employment and Consulting Agreements." This loan has been paid in full with interest by the Company.

                      EMPLOYMENT AND CONSULTING AGREEMENTS

Effective April 29, 1998, the Company entered into a three-year employment agreement with Frank J. Moreno, pursuant to which Mr. Moreno's annual base salary of $250,000 is subject to increase at the discretion of the Board of Directors. In addition, Mr. Moreno may receive an annual bonus at the discretion of the Board of Directors. Mr. Moreno also receives an automobile allowance of $650 per month. The employment agreement also gives Mr. Moreno the right to participate in any and all group medical and other benefit plans generally available to employees of the Company. Under the employment agreement, Mr. Moreno was compensated for his out-of-pocket relocation costs and received $20,000 in connection with the sale of his home. The employment agreement also acknowledges that the Company granted Mr. Moreno options to acquire 71,429 shares of the Company's Common Stock on December 16, 1997. In the event Mr. Moreno is terminated by the Company without cause, he is entitled to his base salary for the remainder of the three-year period.

Effective February 19, 1999, the one-year employment agreement with Norman Dowling dated as of June 18, 1998 was amended to extend the contract period for an additional year. The contract amendment provides for an annual base salary of $120,000 and an annual bonus at the discretion of the Board of Directors. Mr. Dowling also receives an automobile allowance of $450 per month. The employment agreement also gives Mr. Dowling the right to participate in any and all group medical and other benefit plans generally available to employees of the Company. The employment agreement also acknowledges that the Company granted Mr. Dowling options to acquire 14,286 shares of the Company's Common Stock on December 16, 1997. In the event Mr. Dowling is terminated by the Company without cause, as defined in the employment agreement, he is entitled to his base salary for the remainder of the contract period. On March 6, 1999, Mr. Dowling was granted additional options to acquire 7,143 shares of the Company's Common Stock.

Alan Grossberg, John Ellison, Jr., Jon Meloan and Jerry Willits resigned from their management and/or Board of Directors positions of the Company and the Company's entities on March 25, 1998. Effective March 26, 1998, the Company entered into a settlement agreement with John Ellison, Jr., Alan Grossberg, Jerry Willits and Jon Meloan (the "Settlement Agreement"). Pursuant to this Settlement Agreement, the employment agreements between the Company and each of Messrs. Ellison, Grossberg, Willits and Meloan (the "Former Management"), which agreements provided for extensive severance and other payments upon the termination thereof, were terminated and the Company agreed to pay to the Former Management a settlement payment in the gross amount of $875,000 cash. The Company also agreed to forgive indebtedness and to assume responsibility for the repayment of sums owed personally, in amounts aggregating $172,679 plus interest. The Settlement Agreement also (i) obligates the Company to use its best reasonable efforts to release the Former Management from their obligations under any personal guarantees made for the benefit of the Company or its entities and (ii) has the parties release each other with respect to all known or unknown prior claims.

                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities Exchange Commission and the National Association of Securities Dealers concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

                                  OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.


                       BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Norman Dowling
                               ------------------
                                 NORMAN DOWLING
                                    SECRETARY

Dated: September 29, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  OF CINEMASTAR LUXURY THEATERS, INC. FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 27, 1999

    The undersigned stockholder of CinemaStar Luxury Theaters, Inc, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of stockholders and Proxy Statement, each dated September 29, 1999, and hereby appoints Jack R. Crosby and Jack S. Gray, Jr., or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of stockholders of CinemaStar Luxury Theaters, Inc. to be held on Wednesday, October 27, 1999 at 10:00 a.m. local time at the Ultraplex 10 at University Village, University Village Plaza, 1201 University Avenue, Riverside, California 92507 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

[X] Please mark your votes as indicated in this example.

1. ELECTION OF DIRECTORS:

            [ ] FOR all nominees listed below                         [ ] WITHHOLD AUTHORITY to vote
             (except as indicated).                                    for all nominees listed below.

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

    Jack R. Crosby,                  Frank J. Moreno,                       Jack S. Gray, Jr.,
    Thomas G. Rebar,                 Wayne B. Weisman,                      Winston J. Churchill

2. PROPOSAL TO APPROVE A REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, $0.01 PAR VALUE FROM 60,000,000 TO 20,000,000:

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3.PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT
  PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2000:
                         [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.
               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR APPROVAL OF A REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, $0.01 PAR VALUE, FROM 60,000,000 TO 20,000,000; (3) FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                           Date
                                           -------------------------------------

                                           -------------------------------------
                                                       Signature(s)

                                           -------------------------------------
                                                       Signature(s)

                                           (This Proxy should be marked, dated,
                                           signed by the shareholder(s) exactly
                                           as his or her name appears hereon,
                                           and returned promptly in the enclosed
                                           envelope. Persons signing in a
                                           fiduciary capacity should so
                                           indicate. If shares are held by joint
                                           tenants or as community property,
                                           both should sign.)